Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Prospectus Supplement No. 1 to the Registration Statement on Form S-1 (No. 333-284286) of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”), of our report dated February 26, 2025, with respect to the consolidated financial statements of the Company, included in the Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

February 27, 2025